FOR IMMEDIATE RELEASE

Heidrick & Struggles Posts Record 2021 First Quarter Results

Net Revenue Up Double Digits Sequentially and Year over Year
Operating Margins Return to Double-Digit Levels
Recent Business Talent Group (BTG) Acquisition Expands and Diversifies Offerings to Full Spectrum of Executive and High-End On-Demand Talent Solutions
Company Guides to Record Organic Q2 Net Revenue

CHICAGO, April 26, 2021 -- Heidrick & Struggles International, Inc. (Nasdaq: HSII) (“Heidrick & Struggles” or the “Company”), today announced financial results for its first quarter ended March 31, 2021.

Highlights:

•Record net revenue (revenue before reimbursements) of $193.7 million increased $22.2 million, or 12.9%, from $171.5 million in the 2020 first quarter and increased $32.7 million, or 20.3%, from $161.0 in the 2020 fourth quarter.
•Operating income, before adjustments, of $19.6 million and operating margin of 10.1% include a restructuring charge of $3.9 million, as anticipated. In the 2020 first quarter, operating income was $18.2 million and operating margin was 10.6%.
•Adjusted operating income, before restructuring, of $23.5 million increased $5.3 million, or 29.3%, from $18.2 million in last year’s first quarter and adjusted operating margin of 12.1% increased 150 basis points.
•Net income of $14.8 million and diluted earnings per share of $0.74 includes restructuring charge. In the 2020 first quarter, net income was $8.7 million and diluted earnings per share was $0.44.
•Adjusted net income of $17.4 million more than doubled from the 2020 first quarter and adjusted diluted earnings per share of $0.86 increased 95.5% from last year’s first quarter. Adjusted net income increased 49.7% from $11.6 million in the 2020 fourth quarter and adjusted diluted earnings per share increased 45.8% sequentially.
•General and administrative expenses improved $3.4 million, or 10.6%, from last year’s first quarter and improved 390 basis points to 14.9% of revenue.
•Adjusted EBITDA of $28.9 million increased $5.3 million from $23.6 million in the 2020 first quarter and adjusted EBITDA margin increased 110 basis points to 14.9% from 13.8%.

“Our results reflect a strong rebound from the global downturn. Record net revenue in the first quarter marked a double-digit improvement both sequentially and year over year, driven by broad based strength across all businesses and geographies,” stated Heidrick & Struggles’ President and Chief Executive Officer, Krishnan Rajagopalan. “This strong growth coupled with savings in general and administrative expenses resulted in significant improvements in overall profitability with adjusted operating margin of 12.1%, the highest since 2008.”

Mr. Rajagopalan continued, “We are also very excited to welcome BTG to Heidrick & Struggles and to offer our clients a full spectrum of executive and high-end on-demand talent solutions – a key strategy we set out to achieve – as we make the future of work a reality today. We look to build on our momentum as we execute our 2021 initiatives to grow our scale and impact with clients, expand our suite of leadership solutions and capabilities, and invest in new innovative, tech-driven offerings to drive future growth and shareholder value.”

2021 First Quarter Results

Consolidated net revenue was a record $193.7 million in the quarter compared to $171.5 million in the 2020 first quarter, an increase of $22.2 million. Excluding the impact of exchange rate fluctuations which positively impacted results by $4.7 million, or 2.5%, consolidated net revenue increased $17.5 million or 10.2%. Net revenue was driven by growth across all regions in Executive Search, partially offset by Heidrick Consulting.

Executive Search net revenue increased 15.5%, or $24.2 million, to $179.6 million compared to $155.5 million in the 2020 first quarter. Excluding the impact of exchange rate fluctuations which positively impacted results by $4.3 million, or 2.4%, Executive Search net revenue increased $19.9 million. Net revenue increased 16.2% in the Americas (increased 16.5% on a constant currency basis), increased 13.8% in Europe (increased 4.8% on a constant currency basis) and increased 15.4% in Asia Pacific (increased 8.2% on a constant currency basis). Growth in the Healthcare & Life Sciences, Industrial, Financial Services and Global Technology Services practices was offset by reductions in the other industry practices.

There were 373 Executive Search consultants at March 31, 2021 compared to 396 at March 31, 2020 and 361 at December 31, 2020. Productivity, as measured by annualized Executive Search net revenue per consultant, was $1.9 million compared to $1.6 million in the 2020 first quarter. The average revenue per executive search was $112,900 compared to $118,600 in the 2020 first quarter, while the number of confirmed searches reached a new record for the Company and increased 21.4% compared to the year-ago period.

Heidrick Consulting net revenue was $14.0 million compared to $16.0 million in the 2020 first quarter, a decrease of $2.0 million. Excluding the impact from exchange rate fluctuations which positively impacted revenue by $0.4 million, or 3.0%, Heidrick Consulting net revenue decreased $2.4 million. There were 64 Heidrick Consulting consultants at March 31, 2021 compared to 70 at March 31, 2020 and 65 at December 31, 2020.

Consolidated salaries and benefits expense increased by 16.7%, or $20.3 million, to $141.4 million from $121.1 million in the 2020 first quarter. Fixed compensation expense increased by $0.2 million primarily due to increases in the deferred compensation plan partially offset by decreases in base salaries and payroll taxes and lower talent acquisition and retention costs. Variable compensation increased $20.1 million, primarily due to the record revenue performance in the quarter. Salaries and benefits expense was 73.0% of net revenue for the quarter compared to 70.6% in the 2020 first quarter and 75.0% in the 2020 fourth quarter.

General and administrative expenses decreased by 10.6%, or $3.4 million, to $28.8 million from $32.2 million in the 2020 first quarter, primarily due to office occupancy and travel and entertainment partially offset by increases in professional services, bad debt and the use of external third-party consultants. As a percentage of net revenue, general and administrative expenses were 14.9% compared to 18.8% in the 2020 first quarter and 17.0% in the 2020 fourth quarter.

The Company recorded a restructuring charge of $3.9 million in the 2021 first quarter primarily related to the timing of office closures associated with the Company’s real estate strategy. Including this charge, operating income was $19.6 million compared to $18.2 million in the 2020 first quarter. Operating margin was 10.1% in the 2021 first quarter compared to 10.6% in the 2020 first quarter. Excluding the restructuring charge, adjusted operating income was $23.5 million and adjusted operating margin was 12.1%.

Other non-operating income, net, was $3.1 million compared to $4.4 million of expense in the 2020 first quarter. The additional income is due to a $1.7 million gain on warrants received in exchange for executive search services performed in prior periods and a $1.0 million gain on the Company's deferred compensation plan. Investments, including those held in the Company’s deferred compensation plan, are recorded at fair value, which improved significantly during the three months ended March 31, 2021.

Net income in the 2021 first quarter was $14.8 million and diluted earnings per share was $0.74 with an effective tax rate of 34.9%. This compares to net income of $8.7 million and diluted earnings per share of $0.44 with an effective tax rate of 39.8% in last year’s first quarter. Excluding the previously mentioned restructuring charge, adjusted net income was $17.4 million and adjusted diluted earnings per share was $0.86.

Net cash used by operating activities was $142.6 million in the 2021 first quarter compared to $165.6 million in the 2020 first quarter. Cash, cash equivalents and marketable securities, net of debt, at March 31, 2021 were $184.1 million, compared to $336.5 million at December 31, 2020, and $151.0 million at March 31, 2020. The Company’s cash position typically builds throughout the year as employee bonuses are accrued, mostly to be paid out in the first quarter.

Acquisition of Business Talent Group

On April 1, 2021, the Company acquired BTG a leading marketplace for high-end independent talent on demand. The acquisition builds on a successful two-year exclusive collaboration with BTG that began in 2019. BTG, which generated revenue of approximately $50 million in 2020, was acquired for an initial consideration of $32.6 million paid in the 2021 second quarter with an anticipated future payment in 2023, subject to the achievement of certain agreed upon financial performance targets. With this acquisition, Heidrick & Struggles is the first global leadership advisory firm to offer the full spectrum of executive and high-end talent solutions – from on-demand, independent professionals to interim executives to permanent placements – together with its consulting services.

Dividend

The Board of Directors has declared a 2021 second quarter cash dividend of $0.15 per share payable on May 21, 2021 to shareholders of record at the close of business on May 7, 2021.

2021 Second Quarter Outlook

The Company expects 2021 second quarter consolidated net revenue of between $215 million and $225 million, while acknowledging the continued fluidity of the COVID-19 pandemic that may impact quarterly results. In addition, this outlook is based on the average currency rates in March 2021 and reflects, among other factors, management's assumptions for the anticipated volume of new Executive Search confirmations, Heidrick Consulting assignments, BTG projects and the current backlog, consultant productivity, consultant retention, and the seasonality of its business.

Quarterly Conference Call

Heidrick & Struggles will host a conference call to review its 2021 first quarter results today, April 26 at 5:00 pm Eastern Time. Participants may access the Company’s call and supporting slides through its website at www.heidrick.com or by dialing (866) 211-4120, conference ID# 5127357. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world's top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

Non-GAAP Financial Measures

To supplement the financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Heidrick & Struggles presents certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of comprehensive income, balance sheets or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, this earnings release contains the most directly comparable GAAP financial measure to the non-GAAP financial measure.

The non-GAAP financial measures used within this earnings release are adjusted operating income, adjusted operating income margin, adjusted net income, adjusted basic and diluted earnings per share, adjusted effective tax rate, adjusted EBITDA, adjusted EBITDA margin and impacts of foreign currency on current period results using prior period translation rates. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Reconciliations of these non-GAAP financial measures with the most directly comparable measures calculated and presented in accordance with GAAP are provided as schedules attached to this release.

Adjusted operating income reflects the exclusion of restructuring charges.

Adjusted operating income margin refers to adjusted operating income as a percentage of net revenue in the same period.

Adjusted net income and adjusted diluted earnings per share reflect the exclusion of restructuring charges, net of tax.

Adjusted effective tax rate reflects the exclusion of restructuring charges, net of tax.

Adjusted EBITDA refers to earnings before interest, taxes, depreciation, intangible amortization, equity-settled stock compensation expense, contingent compensation related to acquisitions, restructuring charges and other non-operating income (expense).

Adjusted EBITDA margin refers to adjusted EBITDA as a percentage of net revenue in the same period.

The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing constant currency information provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in a local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly-titled measures used by other companies.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. Forward-looking statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things, the impacts, direct and indirect, of the COVID‐19 pandemic on our business, our consultants and employees, and the overall economy; leadership changes, our ability to attract, integrate, develop, manage and retain qualified consultants and senior leaders; our ability to prevent our consultants from taking our clients with them to another firm; our ability to maintain our professional reputation and brand name; the fact that our net revenue may be affected by adverse economic conditions; our clients' ability to restrict us from recruiting their employees; the aggressive competition we face; our heavy reliance on information management systems; the fact that we face the risk of liability in the services we perform; the fact that data security, data privacy and data protection laws and other evolving regulations and cross-border data transfer restrictions may limit the use of our services and adversely affect our business; social, political, regulatory and legal risks in markets where we operate; the impact of foreign currency exchange rate fluctuations; the fact that we may not be able to align our cost structure with net revenue; unfavorable tax law changes and tax authority rulings; our ability to realize our tax losses; the timing of the establishment or reversal of valuation allowance on deferred tax assets; any impairment of our goodwill, other intangible assets and other long-lived assets; our ability to execute and integrate future acquisitions; the fact that we have anti-takeover provisions that make an acquisition of us difficult and expensive; our ability to access additional credit; and the increased cybersecurity requirements, vulnerabilities, threats and more sophisticated and targeted cyber-related attacks that could pose a risk to our systems, networks, solutions, services and data. For more information on the factors that could affect the outcome of forward-looking statements, refer to our most recent Annual Report on Form 10-K under “Risk Factors” in Item 1A and as indicated in our other filings with the SEC. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Investors & Analysts:
Suzanne Rosenberg - Vice President, Investor Relations
+1 212 551 0554, srosenberg@heidrick.com

Media:
Nina Chang – Vice President, Corporate Communications

Heidrick & Struggles
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020	$ Change	% Change
Revenue
Revenue before reimbursements (net revenue)	$193,656	$171,481	$22,175	12.9%
Reimbursements	1,075	3,366	(2,291)	(68.1)%
Total revenue	194,731	174,847	19,884	11.4%

Operating expenses
Salaries and benefits	141,363	121,089	20,274	16.7%
General and administrative expenses	28,824	32,240	(3,416)	(10.6)%
Restructuring charges	3,861	—	3,861	NM
Reimbursed expenses	1,075	3,366	(2,291)	(68.1)%
Total operating expenses	175,123	156,695	18,428	11.8%

Operating income	19,608	18,152	1,456	8.0%

Non-operating income (expense)
Interest, net	82	679
Other, net	3,082	(4,435)
Net non-operating income (expense)	3,164	(3,756)

Income before income taxes	22,772	14,396

Provision for income taxes	7,940	5,730

Net income	14,832	8,666

Other comprehensive loss, net of tax	(693)	(3,746)

Comprehensive income	$14,139	$4,920

Weighted-average common shares outstanding
Basic	19,387	19,192
Diluted	20,171	19,776

Earnings per common share
Basic	$0.77	$0.45
Diluted	$0.74	$0.44

Salaries and benefits as a % of net revenue	73.0%	70.6%
General and administrative expenses as a % of net revenue	14.9%	18.8%
Operating margin	10.1%	10.6%

Heidrick & Struggles International Inc.
Segment Information
(In thousands)
(Unaudited)

	Three months ended March 31,
	2021	2020	$ Change	% Change	2021 Margin[1]	2020 Margin[1]
Revenue
Executive Search
Americas	$116,506	$100,301	$16,205	16.2%
Europe	37,643	33,082	4,561	13.8%
Asia Pacific	25,469	22,070	3,399	15.4%
Total Executive Search	179,618	155,453	24,165	15.5%
Heidrick Consulting	14,038	16,028	(1,990)	(12.4)%
Revenue before reimbursements (net revenue)	193,656	171,481	22,175	12.9%
Reimbursements	1,075	3,366	(2,291)	(68.1)%
Total revenue	$194,731	$174,847	$19,884	11.4%

Operating income (loss)
Executive Search
Americas[2]	$26,256	$25,732	$524	2.0%	22.5%	25.7%
Europe	4,540	3,049	1,491	48.9%	12.1%	9.2%
Asia Pacific	4,144	2,502	1,642	65.6%	16.3%	11.3%
Total Executive Search	34,940	31,283	3,657	11.7%	19.5%	20.1%
Heidrick Consulting[3]	(4,710)	(4,092)	(618)	(15.1)%	(33.6)%	(25.5)%
Total segments	30,230	27,191	3,039	11.2%	15.6%	15.9%
Global Operations Support	(10,622)	(9,039)	(1,583)	(17.5)%	(5.5)%	(5.3)%
Total operating income	$19,608	$18,152	$1,456	8.0%	10.1%	10.6%

1 Margin based on revenue before reimbursements (net revenue).
2 Includes restructuring charges of $3.7 million for the three months ended March 31, 2021.
3 Includes restructuring charges of $0.3 million for the three months ended March 31, 2021.

Heidrick & Struggles International Inc.
Reconciliation of Operating Income and Adjusted Operating Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue before reimbursements (net revenue)	$193,656	$171,481

Operating income	19,608	18,152

Adjustments
Restructuring charges[1]	3,861	—
Total adjustments	3,861	—

Adjusted operating income	$23,469	$18,152

Operating margin	10.1%	10.6%
Adjusted operating margin	12.1%	10.6%

1 The Company incurred restructuring charges of approximately $3.9 million across all operating segments for the three months ended March 31, 2021.

Heidrick & Struggles International Inc.
Reconciliation of Net Income and Adjusted Net Income (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net income	$14,832	$8,666

Adjustments
Restructuring charges, net of tax[1]	2,574	—
Total adjustments	2,574	—

Adjusted net income	$17,406	$8,666

Weighted-average common shares outstanding
Basic	19,387	19,192
Diluted	20,171	19,776

Earnings per common share
Basic	$0.77	$0.45
Diluted	$0.74	$0.44

Adjusted earnings per common share
Basic	$0.90	$0.45
Diluted	$0.86	$0.44

1 The Company incurred restructuring charges of approximately $3.9 million across all operating segments for the three months ended March 31, 2021.

Heidrick & Struggles International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2021	December 31, 2020

Current assets
Cash and cash equivalents	$184,055	$316,473
Marketable securities	—	19,999
Accounts receivable, net	128,419	88,123
Prepaid expenses	26,600	18,956
Other current assets	25,496	23,279
Income taxes recoverable	5,205	5,856
Total current assets	369,775	472,686

Non-current assets
Property and equipment, net	22,373	23,492
Operating lease right-of-use assets	85,318	92,671
Assets designated for retirement and pension plans	13,853	14,425
Investments	33,545	31,369
Other non-current assets	27,617	24,439
Goodwill	91,452	91,643
Other intangible assets, net	961	1,129
Deferred income taxes	35,712	35,958
Total non-current assets	310,831	315,126

Total assets	$680,606	$787,812

Current liabilities
Accounts payable	$10,149	$8,799
Accrued salaries and benefits	112,830	217,908
Deferred revenue	38,847	38,050
Operating lease liabilities	27,947	28,984
Other current liabilities	20,114	23,311
Income taxes payable	7,383	1,186
Total current liabilities	217,270	318,238

Non-current liabilities
Accrued salaries and benefits	44,301	56,925
Retirement and pension plans	54,826	53,496
Operating lease liabilities	81,536	86,816
Other non-current liabilities	4,103	4,735
Total non-current liabilities	184,766	201,972

Total liabilities	402,036	520,210

Stockholders’ equity	278,570	267,602

Total liabilities and stockholders’ equity	$680,606	$787,812

Heidrick & Struggles International Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Cash flows - operating activities
Net income	$14,832	$8,666
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	6,068	2,337
Deferred income taxes	(495)	110
Stock-based compensation expense	2,991	2,614
Gain on marketable securities	(1)	(111)
Loss on disposal of property and equipment	21	1
Changes in assets and liabilities:
Accounts receivable	(41,209)	(24,656)
Accounts payable	1,365	1,897
Accrued expenses	(116,327)	(147,265)
Restructuring accrual	(2,902)	(138)
Deferred revenue	963	837
Income taxes recoverable and payable, net	6,819	4,082
Retirement and pension plan assets and liabilities	1,235	2,033
Prepaid expenses	(7,894)	(6,566)
Other assets and liabilities, net	(8,037)	(9,441)
Net cash used in operating activities	(142,571)	(165,600)

Cash flows - investing activities
Capital expenditures	(945)	(1,753)
Purchases of marketable securities and investments	(1,354)	(2,125)
Proceeds from sales of marketable securities and investments	20,153	61,395
Net cash provided by investing activities	17,854	57,517

Cash flows - financing activities
Proceeds from line of credit	—	100,000
Cash dividends paid	(3,072)	(3,002)
Payment of employee tax withholdings on equity transactions	(3,090)	(1,550)
Acquisition earnout payments	—	(2,788)
Net cash (used in) provided by financing activities	(6,162)	92,660

Effect of exchange rate fluctuations on cash, cash equivalents and restricted cash	(1,539)	(5,296)

Net decrease in cash, cash equivalents and restricted cash	(132,418)	(20,719)
Cash, cash equivalents and restricted cash at beginning of period	316,489	271,719
Cash, cash equivalents and restricted cash at end of period	$184,071	$251,000

Heidrick & Struggles International Inc.
Reconciliation of Net Income and Operating Income to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue before reimbursements (net revenue)	$193,656	$171,481

Net income	14,832	8,666
Interest, net	(82)	(679)
Other, net	(3,082)	4,435
Provision for income taxes	7,940	5,730
Operating income	19,608	18,152

Adjustments
Stock-based compensation expense	2,973	2,602
Depreciation	1,793	2,129
Intangible amortization	235	208
Acquisition contingent consideration	454	558
Restructuring charges	3,861	—
Total adjustments	9,316	5,497

Adjusted EBITDA	$28,924	$23,649
Adjusted EBITDA margin	14.9%	13.8%